Exhibit 21

Omega Protein Corporation owns 100% of the common stock of:

•	Protein Finance Company, a Delaware corporation

•	Omega Shipyard, Inc., a Delaware corporation

•	Omega Protein, Inc., a Virginia corporation

•	Protein Industries, Inc., a Delaware corporation, wholly owned subsidiary

•	Owns 1% of the equity of Omega Protein Mexico, S. de R. L. de C.V., a Mexican corporation (“Omega Protein Mexico”)

•	Cyvex Nutrition, Inc., a California corporation

•	Wisconsin Specialty Protein, L.L.C., a Wisconsin limited liability company

•	InCon Processing, L.L.C., a Delaware limited liability company

•	Bioriginal Food and Science Corp., a Saskatchewan (Canada) corporation

•	Bioriginal Europe/Asia B.V., a Netherlands corporation

•	Vitaboost B.V., a Netherlands corporation

•	Biorganic Marketing Ltd., a Saskatchewan (Canada) corporation

•	Dalian Lifeline International Trading Ltd., a China Limited Liability Company

•	Bioriginal Marketing Ltd., a Delaware corporation

•	EFASense Ltd., a Ontario (Canada) corporation

•	EFA Labs (Caribbean) Limited, a Barbados corporation

•	Omega Health Products Inc., a Delaware corporation

•	Omega International Marketing Company, a Delaware corporation

•	Owns 99% of the equity of Omega Protein Mexico